Exhibit 99.1

Global Traffic Network Agrees to be Acquired by an Affiliate of GTCR

NEW YORK—(BUSINESS WIRE)—Global Traffic Network, Inc. (NASDAQ: GNET), a leading provider of custom traffic and news reports to radio and television stations outside the United States, today announced that it has entered into a definitive merger agreement to be acquired by an affiliate of GTCR, LLC (“GTCR”), a leading private equity firm.

Under the terms of the agreement, Global stockholders will receive $14.00 in cash for each share of Global’s common stock, which represents approximately a 20.0% premium over the closing price on Tuesday, August 2, 2011 and a 22.7% premium based on the 60-day volume weighted average price of $11.41.

The acquisition of Global will be completed through a cash tender offer for all outstanding shares of Global’s common stock that is expected to commence shortly. The tender offer will be subject to customary conditions, including that there be validly tendered in the tender offer and not withdrawn a number of shares which represents at least a majority of the shares of common stock then issued and outstanding, excluding from such calculation shares held by Global’s executive officers. The transaction is not subject to any financing condition. The tender offer will be followed by a merger in which each share of common stock not acquired in the tender offer will be converted into the right to receive $14.00 per share in cash, without interest. Upon completion of the transaction, Global will become a private company, controlled by an affiliate of GTCR. The transaction is expected to be completed by the fourth quarter of 2011.

Global has the right under the merger agreement to solicit competing bids during a period expiring on September 13, 2011. Subject to certain requirements of the merger agreement, Global may negotiate with parties that submit qualifying competing proposals during the initial solicitation period for a period expiring on October 1, 2011. The tender offer is required to remain until the completion of the solicitation period, and if applicable, the subsequent negotiation period.

Global’s Board of Directors has, based on the unanimous recommendation of a Special Committee comprised solely of independent directors, approved the merger agreement and the transactions contemplated thereby.

Mr. Yde said: “We believe the sale price of $14.00 per share represents compelling value for our stockholders. This price is both a significant premium over the current trading price and represents an all-time high for the stock. The purchase price also represents an almost 200% increase from our initial public offering of $5.00 in March 2006.”

Moelis & Company and Milbank, Tweed, Hadley & McCloy LLP are serving as financial and legal advisor to the Special Committee of the Board of Directors of the Company, respectively. Latham & Watkins LLP is serving as legal adviser to GTCR.

Conference Call

Global Traffic Network, Inc. will host a conference call at 10:30 a.m. EST on Wednesday, August 3, 2011, to discuss this transaction and other relevant matters. To listen to the call, dial (877) 303-9131 (domestic), or (408) 337-0141 (international), and enter the pass code 89193915.

About Global Traffic Network

Global is a leading provider of custom traffic and news reports to radio and television stations outside the U.S. The Company operates the largest traffic and news network in Australia, operates traffic networks in eight Canadian markets and the largest national radio traffic network across the United Kingdom. In exchange for providing custom traffic and news reports, television and radio stations provide Global Traffic Network with commercial airtime inventory that the Company sells to advertisers. As a result, radio and television stations incur no out-of-pocket costs when contracting to use Global Traffic Network’s services. For more information, visit the Company’s website at www.globaltrafficnetwork.com.

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Global’s common stock. The tender offer described herein has not yet been commenced.

Global will file a solicitation/recommendation statement with the SEC in connection with the tender offer, and, if required, will file a proxy statement or information statement with the SEC in connection with the second-step merger. Stockholders are strongly advised to read these documents if and when they become available because they will contain important information about the tender offer and the proposed merger. Stockholders would be able to obtain a free copy of the solicitation/recommendation statement and the proxy statement or information statement as well as other filings containing information about Global, the tender offer and the merger, if any, when available, without charge, at the SEC’s internet site (http://www.sec.gov). In addition, copies of the solicitation/recommendation statement, the proxy statement or information statement and other filings containing information about Global, the tender offer and the merger may be obtained, if and when available, without charge, by directing a request to Global Traffic Network, Inc., Attention: Investor Relations, Phil Carlson, KCSA Strategic Communications, 880 Third Avenue 6th Floor, New York, NY 10022, pcarlson@kcsa.com, or on Global’s website at (www.globaltrafficnetwork.com).

Forward-Looking Statements

This press release contains forward-looking statements as defined by the U.S. federal securities law which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied, including, among other things, risks relating to the expected timing of the completion and financial benefits of the tender offer and the merger. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.